UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2014 (October 6, 2014)

Limoneira Company

(Exact name of registrant as specified in its charter)

Delaware	001-34755	77-0260692
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation)

1141 Cummings Road

Santa Paula, CA 93060

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (805) 525-5541

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5	Corporate Governance and Management
Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           On October 6, 2014, upon the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors (the “Board) of Limoneira Company (the “Company”), the Board elected Donald R. Rudkin as a Class III director to fill the vacancy created by the retirement of Allan M. Pinkerton. In connection with Mr. Rudkin’s election to the Board, he was also designated as a member of the Audit Committee of the Board. Mr. Rudkin will serve as a director until the Annual Meeting of Stockholders to be held in 2017.

Mr. Rudkin currently serves on the Board of Directors and as the Audit Committee Chairman of Virco MFG. Corporation, a furniture manufacturer. Mr. Rudkin is also a full time faculty member in the Masters of Business Administration and Masters in Applied Finance programs at Pepperdine University, where he teaches Financial Accounting, Managerial Accounting, Auditing and Financial Statement Analysis. In addition, Mr. Rudkin is a Quality Control Consultant, responsible for quality control review of financial statements, at Meloni Hribal Tratner LLP, an accounting and financial services firm. Mr. Rudkin also had a long career at Deloitte & Touche LLP, an accounting and financial services firm, most recently serving as a Regional Compliance Officer from 2005 to 2012, consulting on independence, ethics, and CPA licensing matters. Mr. Rudkin attended California State University Northridge where he obtained a Bachelor of Science in accounting. Mr. Rudkin also obtained a Masters in Business Administration from California State University Long Beach.

The Board has determined that Mr. Rudkin qualifies as an independent director pursuant to the provisions of NASDAQ Rule 5605(a)(2) and qualifies as an “audit committee financial expert” as the term is defined in Item 407(d)(5) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 8, 2014	LIMONEIRA COMPANY

	By:	/s/ Joseph D. Rumley
Joseph D. Rumley
Chief Financial Officer, Treasurer and Corporate Secretary (Principal Financial and Accounting Officer)